Amended Schedule A

Dated July 14, 2023

to the

Investment Advisory Contract

Touchstone ETF Trust

Dated July 1, 2022

Listing of Funds and Advisory Fee Rates

Name of Fund	Annual Basic Fee Rate

TOUCHSTONE CLIMATE TRANSITION ETF	0.65% on the first $500 million; and
0.60% on assets over $500 million
TOUCHSTONE DIVIDEND SELECT ETF	0.55% on the first $1 billion; and
0.50% on assets over $1 billion
TOUCHSTONE SECURITIZED INCOME ETF	0.55% on the first $250 million;
0.50% on the next $250 million; and
0.45% on assets over $500 million
TOUCHSTONE STRATEGIC INCOME	0.55% on the first $250 million;
OPPORTUNITIES ETF	0.50% on the next $250 million; and
0.45% on assets over $500 million
TOUCHSTONE ULTRA SHORT INCOME ETF	0.25% on all assets
TOUCHSTONE US LARGE CAP FOCUSED ETF	0.70% on the first $500 million;
0.65% on the next $300 million;
0.60% on the next $200 million;
0.50% on the next $1 billion; and
0.40% on assets over $2 billion

This Amended Schedule A to the Investment Advisory Contract is signed as of the date first set forth above.

TOUCHSTONE ETF TRUST

By: /s/ Terrie Wiedenheft

Name: Terrie Wiedenheft

Title: Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/ E. Blake Moore, Jr.

Name: E. Blake Moore, Jr.

Title: President and Chief Executive Officer

By: /s/ Terrie Wiedenheft

Name: Terrie Wiedenheft

Title: Chief Financial Officer